Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-193339 on Form S-4 of our report dated February 26, 2013 relating to the consolidated financial statements and financial statement schedule of NV Energy, Inc. and subsidiaries appearing in the Current Report on Form 8-K/A of MidAmerican Energy Holdings Company dated March 7, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 13, 2014